SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2015

WABASH NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South Lafayette, Indiana	47905

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 771-5300

Not applicable

(Former name or former address, if changed since last report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 19, 2015, Wabash National Corporation (the “Company,” “Wabash” or “we”) entered into Amendment No. 2 to Credit Agreement (“Amendment No. 2”). Amendment No. 2 amends the Credit Agreement, dated as of May 8, 2012 (the “Credit Agreement”), among the Company, the several lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent, as amended by Amendment No. 1 to Credit Agreement, dated as of April 25, 2013 (“Amendment No. 1”). The Credit Agreement, which was described in, and attached as an exhibit to, our Current Report on Form 8-K filed on May 14, 2012 (the “Original Form 8-K”), initially provided, among other things, for a senior secured term loan facility of $300 million (the “Initial Loans”). Under Amendment No. 1, which was described in, and attached as an exhibit to, our Current Report on Form 8-K filed on April 29, 2013 (the “Amendment No. 1 Form 8-K”) and which became effective on May 9, 2013, the lenders agreed to provide to the Company term loans in an aggregate principal amount of $277,000,000, which were exchanged for and used to refinance the then outstanding portion of the Initial Loans (the “Tranche B-1 Loans”).

As of March 19, 2015, there was approximately $192,845,000 of the Tranche B-1 Loans outstanding. Under Amendment No. 2, the lenders agreed to provide to the Company term loans in an aggregate principal amount of $192,845,000 (the “Tranche B-2 Loans”), which were used to refinance the outstanding Tranche B-1 Loans. The Tranche B-2 Loans mature on March 19, 2022, but provide for an accelerated maturity in the event the Company’s outstanding 3.375% Convertible Senior Notes due 2018 (the “Convertible Notes”) are not converted, redeemed, repurchased or refinanced in full on or before the date that is 91 days prior to the maturity date thereof and the Company is not then maintaining, and continues to maintain until the Convertible Notes are converted, redeemed, repurchased or refinanced in full, Liquidity of at least $125 million. Liquidity is defined in the Credit Agreement and reflects the difference between (i) the sum of (A) unrestricted cash and cash equivalents and (B) the amount available and permitted to be drawn under the Company’s existing revolving credit facility and (ii) the amount necessary to fully redeem the Convertible Notes. The Tranche B-2 Loans shall amortize in equal quarterly installments in aggregate amounts equal to .25% of the original principal amount of the Tranche B-2 Loans, with the balance payable at maturity, and will bear interest at a rate, at the Company’s election, equal to (i) LIBOR (subject to a floor of 1.00%) plus a margin of 3.25% or (ii) a base rate plus a margin of 2.25%.

Amendment No. 2 also provides for a 1% prepayment premium applicable in the event that the Company enters into a refinancing of, or amendment in respect of, the Tranche B-2 Loans on or prior to the first anniversary of the effective date of Amendment No. 2 that, in either case, results in the all-in yield (including, for purposes of such determination, the applicable interest rate, margin, original issue discount, upfront fees and interest rate floors, but excluding any customary arrangement, structuring, commitment or underwriting fees) of such refinancing or amendment being less than the all-in yield (determined on the same basis) on the Tranche B-2 Loans.

Among other things, Amendment No. 2 amends the Credit Agreement by (i) removing the maximum senior secured leverage ratio test, (ii) modifying the “accordion” feature to provide for a senior secured incremental term loan facility in an aggregate amount not to exceed the greater of (A) $75,000,000 (less the aggregate amount of (1) any increases in the maximum revolver amount under the Company’s existing revolving credit facility and (2) certain permitted indebtedness incurred for the purpose of prepaying or repurchasing the Convertible Notes) and (B) an amount such that the Senior Secured Leverage Ratio would not be greater than 3.00 to 1.00, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently party to the Credit Agreement, to provide such increased amounts. The Senior Secured Leverage Ratio is defined in the Credit Agreement and reflects a ratio of consolidated net total secured indebtedness to consolidated EBITDA and (iii) and amending certain negative covenants.

Except as amended by Amendment No. 2 and described above, the remaining terms of the Credit Agreement remain in full force and effect.

2

The foregoing descriptions of the Credit Agreement, Amendment No. 1 and Amendment No. 2 do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Credit Agreement, Amendment No. 1 and Amendment No. 2, which are attached to the Original Form 8-K as Exhibit 10.3, Amendment No. 1 Form 8-K as Exhibit 10.1 and this Current Report as Exhibit 10.1, respectively.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01  Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference. As of March 19, 2015, after taking into account entering into Amendment No. 2, the Company will have obligations outstanding of approximately $192,845,000 under the Credit Agreement as amended.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 2 to Credit Agreement, dated March 19, 2015, among Wabash National Corporation, Morgan Stanley Senior Funding, Inc., as administrative agent, and each lender party thereto.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wabash National Corporation

Date: March 23, 2015	By:	/s/ Jeffery L. Taylor
Jeffery L. Taylor
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2 to Credit Agreement, dated March 19, 2015, among Wabash National Corporation, Morgan Stanley Senior Funding, Inc., as administrative agent, and each lender party thereto.